Exhibit 99.1

Contact:	Mark A. Kopser
Executive Vice President and Chief Financial Officer or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES

PROPOSED OFFERING OF SENIOR SUBORDINATED NOTES

AND SENIOR SUBORDINATED TOGGLE NOTES

Dallas, Texas (April 2, 2007) — United Surgical Partners International, Inc. (NASDAQ:USPI) today announced its intention to issue under Rule 144A and Regulation S up to $240.0 million principal amount of senior subordinated notes due 2017 and $240.0 million principal amount of senior subordinated toggle notes due 2017.  The net proceeds of the offering will be used to provide a portion of the funds necessary to finance USPI’s previously announced merger with an affiliate of Welsh, Carson, Anderson & Stowe X, L.P., refinance certain existing debt of USPI and pay related fees and expenses.  The simultaneous completion of the merger is one of the conditions to the offering.  Subject to acceptable market and interest rate conditions, USPI anticipates that it will complete the offering this month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.  USPI is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering.  The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 148 surgical facilities.  Of USPI’s 145 domestic facilities, 80 are jointly owned with not-for-profit healthcare systems.  USPI also operates three facilities in London, England.

Statements in this press release regarding the expected offering of senior subordinated notes and senior subordinated toggle notes are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including without limitation statements to the effect that USPI or its management “believes,” “expects,” “anticipates,” “plans,” “looks forward” and similar expressions) should be considered forward-looking statements.  Any forward-looking statements in these materials are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. USPI does not undertake any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

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